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                                                                     EXHIBIT 4.1

                          NOVITRON INTERNATIONAL, INC.

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                 SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK,
                           PAR VALUE $0.01 PER SHARE,

     Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), NOVITRON INTERNATIONAL, INC., a corporation organized and existing under the DGCL (the "Corporation"), DOES HEREBY CERTIFY that:

     Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article FOURTH of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors as of April 8, 2003, adopted and approved the following resolution creating a series of Preferred Stock designated as Series A Nonvoting Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the DGCL and the provisions of the Certificate of Incorporation, one series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

A.   Designation.

     The designation of this Series shall be Series A Nonvoting Convertible Preferred Stock ("Series A Preferred Stock") and the number of shares constituting this Series shall be 247,250. Shares of this Series shall have an initial preference value of $4.01 per share (the "Series A Stated Value") and a par value of $0.01 per share.

B.   Voting Rights.

          (i) General. Except as set forth in Section B(ii) below and as otherwise required by law, the holders of the Series A Preferred Stock shall have no voting rights.

          (ii) Class Vote. The affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting together as a separate voting group from the Corporation's common stock, par value $0.01 per share (the "Common Stock"), shall be necessary for authorizing, effecting or validating any of the following:

               (a) the merger or consolidation of the Corporation with any other entity or the sale, conveyance or other disposition of all or substantially all of its assets to any other person or entity;

               (b) any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of the Series A Preferred Stock or any other series of preferred stock;

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               (c) the designation of any new class or series of capital stock which has rights, preferences, dividends or privileges which rank pari passu or senior to the Series A Preferred Stock;

               (d) any amendment, alteration or repeal of any of the provisions of, or the addition of any provisions to, the Corporation's Certificate of Incorporation, as amended, that could adversely affect any of the rights, preferences or privileges of the Series A Preferred Stock;

               (e) any repurchase or redemption of, or dividend or distribution on, capital stock of the Corporation, other than (1) any repurchase by the Corporation of any shares of Common Stock issued to participants in the 1991 Stock Option Plan, the 1991 Directors' Stock Option Plan, the 2002 Incentive and Stock Option Plan, or any employee stock option plan duly approved by the Board of Directors and stockholders of the Corporation, (2) the issuance of Series A Preferred Dividends (as defined below), (3) the payment of cash dividends by the Corporation to holders of Common Stock in the ordinary course of business or as described in Section C(iii) hereof, or (4) the repurchase by the Corporation of up to 5,000 shares of Common Stock, in the aggregate, on the open market pursuant to a repurchase plan approved by the Board of Directors of the Corporation; or

               (f) the creation of any special reserves under Section 171 of the General Corporation Law of Delaware.

C.   Dividends.

          (i) General. So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, in preference to holders of shares of any other capital stock of the Corporation (including, without limitation, the Common Stock), shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, preferential cash dividends at the rate of 10% of the Series A Stated Value per share per annum (as adjusted for stock splits, combinations, dividends, recapitalizations and the like) (the "Series A Preferred Dividends"). Such Series A Preferred Dividends shall, to the extent declared and to the extent that there are funds legally available therefor, be payable on July 1st and December 1st of each calendar year (each, a "Preferred Dividend Payment Date"), with the first such Series A Preferred Dividend payable on July 1, 2004. If, upon any declaration or payment of the Series A Preferred Dividends, the Corporation does not have assets legally available to pay such Series A Preferred Dividends in full, then the assets of the Corporation legally available for the payment of such Series A Preferred Dividends shall be paid to the holders of the Series A Preferred Stock pro rata per share.

          (ii) Cumulative Nature of the Series A Preferred Dividends. Series A Preferred Dividends shall be cumulative, but Series A Preferred Dividends shall accrue and be payable only as of each Preferred Dividend Payment Date and shall not accrue between the date of filing of this Certificate of Designations and July 1, 2004, or between Preferred Dividend Payment Dates. Accrued but unpaid Series A Preferred Dividends with respect to a share of Series A Preferred Stock shall, upon conversion of such share

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     to Common Stock, be paid in cash. Any amounts for which funds are not legally available for payment shall be paid promptly as funds become legally available therefor.

          (iii) Cash Dividends on Common Stock. In the event that the Corporation pays any cash dividends to its holders of Common Stock ("Common Dividends") at any time, other than on a Preferred Dividend Payment Date, when shares of Series A Preferred Stock remain outstanding, then, when such shares of Series A Preferred Stock convert to shares of Common Stock pursuant to Section D below, such converting holders of shares of the Series A Preferred Stock shall be entitled to receive an amount of cash for each such share of Series A Preferred Stock equal to the cash amount each such holder would have received if such holder had converted such share of Series A Preferred Stock:

          (a) in the event such actual conversion occurs subsequent to July 1, 2004, on the day immediately after the most recent Preferred Dividend Payment Date; and

          (b) in the event such actual conversion occurs prior to July 1, 2004, on the date of issuance of such share of Series A Preferred Stock.

     In the event such actual conversion occurs on a Preferred Dividend Payment Date, such holders of the Series A Preferred Stock shall be entitled to receive the Series A Preferred Dividend payable on such date and no amount of Common Dividends.

          (iv) Capital of the Corporation. The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Series A Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Series A Preferred Stock or capital stock, as the case may be, and that, on or after the date of the filing of this Certificate of Designations, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date.

D.   Conversion.

          (i) Optional Conversion Prior to a Liquidation Event. Each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time (i) after the Stockholder Approval Date (as defined below) and (ii) on or prior to the earlier to occur of (A) a Liquidation Event (as defined in Section E), as set forth in the Liquidation Notice (as defined in Section E) or (B) the Registration Effectiveness Date (as defined below), at such holder's option, to convert any or all of the shares of Series A Preferred Stock held by such holder into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the conversion rate determined from time to time pursuant to this Section D (the "Series A Conversion Rate"). The initial Series A Conversion Rate shall be 10.0. Such optional conversion is intended to be, and shall be reported and otherwise treated by the Corporation as, a "recapitalization" under Section 368(a)(1)(E) of the Internal Revenue Code. For purposes hereof, "Stockholder Approval Date" shall mean the date upon which the holders of the outstanding shares of capital stock of the Corporation who are entitled to vote, at a special or annual meeting of stockholders of the Corporation, approve the issuance of the shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock in

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     accordance with the Delaware General Corporation Law and the rules and regulations of The NASDAQ Stock Market, Inc. For purposes hereof, "Registration Effectiveness Date" shall mean the date upon which the Securities and Exchange Commission (the "SEC") declares effective a registration statement on Form S-3 or another applicable form, including the prospectus contained therein, filed by the Corporation with the SEC to register for resale the shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock.

          (ii) Automatic Conversion. The shares of Series A Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Common Stock, at the then applicable Series A Conversion Rate, upon the later to occur of (A) the Stockholder Approval Date and (B) the Registration Effectiveness Date. Such automatic conversion is intended to be, and shall be reported and otherwise treated by the Corporation as, a "recapitalization" under Section 368(a)(1)(E) of the Internal Revenue Code.

          (iii) Mechanics of Conversion.

          (a) Mechanics of Optional Conversion. Before any holder of shares of Series A Preferred Stock converts any such shares into shares of Common Stock pursuant to Section D(i), such holder shall surrender the certificate or certificates evidencing the shares to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office of such holder's election to convert such shares of Series A Preferred Stock into shares of Common Stock. The notice shall state the number of the shares of Series A Preferred Stock to be converted and the name of the holder or the name(s) of the nominee(s) of such holder in which any certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days after its deemed receipt of such conversion notice, issue and deliver at such office to such holder or such nominee(s), (A) a certificate or certificates, bearing any appropriate legends, for the number of full shares of Common Stock to which such holder or such nominee(s) is entitled, (B) an amount in cash equal to the accrued but unpaid dividends, if any, payable to such holder or such nominee(s) in accordance with Section C above, and (C) a certificate or certificates, bearing any appropriate legends, evidencing the balance of the unconverted shares of Series A Preferred Stock, if any. Except as provided in the following sentence, any optional conversion under Section D(i) shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and shall no longer be entitled to dividends, if any, paid or accrued thereafter on the Series A Preferred Stock. Solely for purposes of calculating any dividends due to the holders of Series A Preferred Stock upon optional conversion of shares of Series A Preferred Stock pursuant to Section D(i), such conversion shall be deemed to occur as provided in Section C(iii).

          (b) Mechanics of Automatic Conversion. Upon an automatic conversion of the Series A Preferred Stock pursuant to Section D(ii), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are

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     surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series A Preferred Stock and, if the shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock are to be issued in the name of any person other than such holder, such holder shall give written notice to the Corporation at such office of the names of the nominee(s) of such holder in which any certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or such nominee(s), (A) a certificate or certificates for the number of full shares of Common Stock to which such holder or such nominee(s) is entitled and (B) an amount in cash equal to the accrued but unpaid dividends, if any, payable to such holder or such nominee(s) in accordance with Section C above. Any automatic conversion under Section D(ii) shall be deemed to occur immediately prior to the close of business on the later to occur of
     (A) the Stockholder Approval Date or (B) the Registration Effectiveness Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (iv) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If a holder surrenders for conversion more than one share of Series A Preferred Stock at any time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed using the aggregate number of shares of Series A Preferred Stock so surrendered. If a holder of shares of Series A Preferred Stock would otherwise be entitled to receive a fractional share of Common Stock upon conversion, such holder shall be entitled to receive for such fractional share either (i) nothing, if such fractional share is less than 0.5 of a share of Common Stock or (ii) one share of Common Stock if such fractional share is equal to 0.5 or greater of a share of Common Stock.

          (v) Adjustment of Number of Shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock. The Series A Conversion Rate shall be subject to adjustment from time to time as follows:

               (a) Effect of "Split-ups" and "Split-downs"; Stock Dividends. If at any time or from time to time the Corporation shall subdivide as a whole, by reclassification, by the issuance of a stock dividend on the Common Stock payable in Common Stock, or otherwise, the number of shares of Common Stock, with or without par value, the Series A Conversion Rate shall be increased proportionately as of the effective or record date of such action by multiplying the Series A Conversion Rate by a fraction, the numerator of which shall be the

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          number of shares of Common Stock outstanding immediately prior to the record date, plus the additional number of shares of Common Stock necessary to effect such reclassification, stock dividend or otherwise, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the applicable record date. The issuance of such a stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. In case at any time or from time to time the Corporation shall combine as a whole, by reclassification or otherwise, the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, with or without par value, the Series A Conversion Rate shall be reduced proportionately as of the effective date of such action by multiplying the Series A Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock which would be outstanding immediately after giving effect to such reclassification, stock dividend or otherwise without regard to this Section D(v)(a), and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the applicable record date.

               (b) Effect of Certain Dividends. Other than in the case of cash dividends paid by the Corporation to holders of Common Stock in the ordinary course of business or as described in Section C(iii) hereof, if on any date the Corporation makes a distribution to holders of its Common Stock but not the holders of Series A Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of its indebtedness or assets, the holders of the Series A Preferred Stock shall be entitled to receive an amount of the Corporation's indebtedness or assets equal to the amount each such holder would have received if such holder had converted all of its shares of Series A Preferred Stock immediately prior to the record date for such distribution. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (c) Effect of Merger or Consolidation. If the Corporation shall, while any shares of Series A Preferred Stock remain outstanding, enter into any consolidation with or merge into any other corporation wherein the Corporation is not the continuing corporation, or wherein securities of a corporation other than the Corporation are distributable to holders of Common Stock of the Corporation, or sell or convey its property as an entirety or substantially as an entirety, and in connection with such consolidation, merger, sale or conveyance, shares of stock or other securities shall be issuable or deliverable in exchange for the Common Stock of the Corporation, the holder of any shares of Series A Preferred Stock shall thereafter be entitled to obtain in exchange for such Series A Preferred Stock (in lieu of the number of shares of Common Stock that such holder would have been entitled to convert immediately before the effective date of such consolidation, merger, sale or conveyance) the shares of stock or other securities

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          to which such number of shares of Common Stock would have been entitled at the time of such consolidation, merger, sale or conveyance. In case of any such consolidation, merger, sale or conveyance, appropriate provision (as determined by a resolution of the Board of Directors of the Corporation) shall be made with respect to the rights and interests thereafter of the holders of Series A Preferred Stock to the end that all the provisions of the Series A Preferred Stock (including adjustment provisions) and all rights of the holders of the Series A Preferred Stock (including registration rights, if any) shall thereafter be applicable as nearly as reasonably practicable, in relation to such stock or other securities and such holders.

               (d) Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Corporation (except as provided in Section D(v)(a) above) while any shares of Series A Preferred Stock remain outstanding, the holder of any shares of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock (in lieu of the number of shares of Common Stock that such holder would have been entitled to receive if such holder had converted immediately before such reorganization or reclassification) the shares of stock of any class or classes or other securities or property to which such number of shares of Common Stock would have been entitled if such shares of Series A Preferred Stock had been converted immediately before such reorganization or reclassification. In case of any such reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Corporation) shall be made with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that all the provisions of the Series A Preferred Stock (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

               (e) Adjustment of Series A Conversion Rate after a "Diluting Issue". If any additional shares of Common Stock (other than (a) shares issued upon conversion of the Series A Preferred Stock, or (b) Excluded Securities, as hereinafter defined) shall be issued for a consideration per share (or, in the case of any transactions contemplated in Section D(v)(e)(3) or Section D(v)(e)(4), shall be deemed to be issued on or after the date hereof for a Presumed Consideration per share) less than the Series A Current Price on the date such Common Stock was issued or deemed to have been issued, the Series A Conversion Rate shall be adjusted as at the close of business on such date to equal the product resulting from the multiplication of
          (x) the Series A Conversion Rate immediately before such adjustment by
          (y) a fraction, the numerator of which is (i) the total number of shares of Common Stock outstanding immediately before such issue plus the number of additional shares being issued, and the denominator of which is (ii) the total number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received (or, without duplication, the Presumed Consideration deemed to have been received) for the total number of additional shares so issued would purchase at the Series A Current Price on such date, excluding from both

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          the numerator and denominator of such fraction shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Excluded Securities.

               For the purpose of this Section D(v)(e), the following provisions shall be applicable with respect to the issuance of additional shares of Common Stock and the computation set forth in the immediately preceding paragraph:

                    (1) Stock Dividends, etc. In case any additional shares of
               Common Stock shall be issued as a dividend on Common Stock, the Series A Conversion Rate shall be adjusted as provided in Section D(v)(a).

                    In case any additional shares of Common Stock shall be
               issued as a dividend on any class of stock of the Corporation other than Common Stock (in which case Section D(v)(a) shall apply) or Series A Preferred Stock (in which case Section C shall apply), or in case any obligations or stock convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable obligations or stock being hereinafter called "Convertible Securities") shall be issued as a dividend on any class of stock of the Corporation, such shares of Common Stock or Convertible Securities shall be deemed to have been issued without consideration on the day next succeeding the date for the determination of stockholders entitled to such dividend.

                    (2) Rights or Options below Series A Current Price. In case the Corporation, on or after the date the Corporation shall first issue a share of Series A Preferred Stock, grants any rights or options (other than any rights or options that are Excluded Securities) to subscribe for or to purchase additional shares of Common Stock or Convertible Securities, and the Presumed Consideration per share received and receivable by the Corporation for such additional shares under such rights or options or pursuant to the terms of such Convertible Securities shall be less than the Series A Current Price in effect immediately prior to the terms or the granting of such rights or options, the maximum number of additional shares of Common Stock issuable pursuant to such rights or options or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the granting of such rights or options, and the Corporation shall be deemed to have received the Presumed Consideration therefor. No adjustment (except as provided in Section D(v)(e)(4)) shall be made upon the actual issuance of Common Stock, upon the exercise of rights or options referenced in this Section D(v)(e)(2) or the conversion of Convertible Securities referenced in this Section D(v)(e)(2).

                    (3) Securities Convertible below Series A Current Price. In case:

                         (i) the Corporation shall issue any Convertible
                    Securities, and

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                         (ii) the Presumed Consideration per share for
                    additional shares of Common Stock issuable pursuant to the terms of such Convertible Securities shall be less than the Series A Current Price in effect immediately prior to the time of the issuance of such Convertible Securities, then the issuance of such Convertible Securities shall be deemed to be an issuance (as of the date of issuance of such Convertible Securities) of the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities, and the Corporation shall be deemed to have received the Presumed Consideration therefor as of the date of issuance of such Convertible Securities. No further adjustment, except as provided in Section D(v)(e)(4) below, shall be made upon the actual issuance of Common Stock upon the conversion of Convertible Securities.

                    (4) Superseding Adjustment of Series A Conversion Rate. If,
               at any time after any adjustment of the Series A Conversion Rate shall have been made on the basis of shares of Common Stock deemed to be issued by reason of the provisions of the foregoing Section D(v)(e)(2) or Section D(v)(e)(3) on the basis of the granting of certain rights or options or the issuance of certain Convertible Securities, or after any new adjustments of the Series A Conversion Rate shall have been made on the basis of shares of Common Stock deemed to be issued by reason of the provisions of this Section D(v)(e)(4), such rights or options or the right of conversion or exchange in any such Convertible Securities (for which, or purchased pursuant to any rights or options for which, such an adjustment shall previously have been made) shall expire, and a portion of such rights or options, or the right of conversion or exchange in respect of a portion of such Convertible Securities, as the case may be, shall not have been exercised, then such previous adjustment shall be rescinded and annulled and the shares of Common Stock that were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled, shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or such Convertible Securities on the basis of:

                         (i) treating the number of additional shares of Common
                    Stock, if any, theretofore actually issued pursuant to the exercise of such expired rights or options or such expired right of conversion or exchange, as having been issued on the date or dates of such exercise for the consideration actually received therefor (computed as provided in Section D(v)(e)(6)), and

                         (ii) treating the maximum number of additional shares
                    of Common Stock, if any, thereafter issuable pursuant to the conversion or exchange of any such Convertible Securities actually issued or issuable pursuant to the previous exercise of such rights

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                    or options as having been issued as of the date of the
                    granting of such rights or options and treating the Presumed Consideration therefor as received as of such date;

               and, on such basis, such new adjustment, if any, of the Series A Conversion Rate, shall be made as may be required by the first paragraph of this Section D(v)(e), which new adjustment shall supersede the previous adjustment so rescinded and annulled for any Series A Preferred Stock converted after such new adjustment. For clarification purposes, any shares of Series A Preferred Stock converted between (x) the deemed date of any dilutive issuance pursuant to Section D(v)(e)(2) or Section D(v)(e)(3) and
               (y) the deemed date of any new adjustment pursuant to this D(v)(e)(4) shall not be subject to any retroactive adjustment based upon such new adjustment.

                    (5) Effect of "Split-up" or "Split-down" on "deemed issued"
               shares. Upon the effective or record date for any subdivision or combination of the Common Stock of the character described in Section D(v)(a), including the issuance of a stock dividend which is treated as such a subdivision under Section D(v)(e)(1), the number of the shares of Common Stock which are at the time deemed to have been issued by virtue of Section D(v)(e)(2), Section D(v)(e)(3) or Section D(v)(e)(4), but have not actually been issued, shall be deemed to be increased or decreased proportionately.

                    (6) Computation of Consideration and Presumed Consideration.
               For the purposes of this Section D(v):

                         (i) the consideration received by the Corporation upon
                    the actual issuance of additional shares of Common Stock shall be deemed to be the sum of the amount of cash and the fair value of property (as determined in good faith by resolution of the Board of Directors of the Corporation as at the time of issue or "deemed issue" in the case of the following paragraph (ii)) received or receivable by the Corporation as the consideration or part of the consideration (v) at the time of issuance of the Common Stock, (w) for the issuance of any rights or options upon the exercise of which such Common Stock was issued, (x) for the issuance of any rights or options to purchase Convertible Securities upon the conversion of which such Common Stock was issued, (y) for the issuance of the Convertible Securities upon conversion of which such Common Stock was issued, and (z) at the time of the actual exercise of and such rights, options or conversion privileges upon the exercise of which such Common Stock was issued, in each case without deduction for commissions and expenses incurred by the Corporation for any underwriting of, or otherwise in connection with the issue or sale of, such rights, options, Convertible Securities or Common Stock, but after deduction of any sums paid by the Corporation in cash upon the exercise of, and pursuant to, such rights, options or conversion privileges in respect of fractional shares of Common Stock, except that the consideration received by the Corporation upon the issuance of shares of Common Stock in connection with a consolidation, merger, purchase of assets as a going business or purchase of at least a majority of the voting stock of any corporation, shall be deemed to be the Series A Current Price then in effect; and

                         (ii) the consideration deemed to have been received by
                    the Corporation for additional shares of Common Stock deemed to be issued pursuant to rights, options and conversion privileges by reason of transactions of the character described in Section D(v)(e)(2), Section D(v)(e)(3) or Section D(v)(e)(4)(ii) (herein called the "Presumed Consideration" therefor) shall be the consideration (determined as provided in the foregoing paragraph (i)) that would be received or receivable by the Corporation at or before the actual issue of such shares of Common Stock so deemed to be issued, if all rights, options and conversion privileges necessary to effect the actual issue of the number of shares deemed to have been issued had been exercised (successively exercised in the case of rights or options to purchase Convertible Securities), and the minimum consideration received or receivable by the Corporation upon such exercise had been received; all computed without regard to the possible future effect of anti-dilution provisions on such rights, options and/or conversion privileges.

               (f) Determination by the Board of Directors. All determinations by the Board of Directors of the Corporation under the provisions of this Section D(v) shall be made in good faith with due regard to the interests of the holders of shares of Series A Preferred Stock and the holders of other securities of the Corporation and in accordance with good financial practice, and all valuations made by the Board of Directors of the Corporation under the terms of this Section D(v) must be made with due regard to any market quotations of securities involved in, or related to, the subject of such valuation.

               For all purposes of this Section D(v), unless the context otherwise requires, the following terms have the following respective meanings:

               "Common Stock": (i) the Corporation's issued and outstanding Common Stock as of the date of the filing of this Certificate of Designations, (ii) securities issuable upon conversion of the Series A Preferred Stock and (iii) stock of the Corporation of any class hereafter authorized that ranks, or is entitled to a participation, as to assets or dividends, substantially on a parity with Common Stock.

               "Corporation": Novitron International, Inc., a Delaware corporation, and any other corporation assuming the Corporation's obligations with respect to the Series A Preferred Stock pursuant to this Section D(v).

               "Convertible Securities": the meaning specified in Section D(v)(e)(1).

               "Series A Current Price": initially shall mean the Series A Stated Value divided by the Series A Conversion Rate and shall be adjusted each time there is an adjustment in the Series A Conversion Rate to equal the quotient of the Series A Stated Value divided by the new Series A Conversion Rate.

               "Excluded Securities": (i) up to 155,725 shares of Common Stock issuable upon exercise of the outstanding stock options issued pursuant to the 1991 Stock Option Plan, the 1991 Directors' Stock Option Plan and the 2002 Incentive and Stock Option Plan, (ii) up to 220,000 additional shares of Common Stock reserved for issuance pursuant to the 2002 Incentive and Stock Option Plan and (iii) shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

               "Presumed Consideration": the meaning specified in Section D(v)(e)(6).

          (vi) Notice to Holders. In the event the Corporation shall propose to take any action of the types described in Section D(v)(b) or Section D(v)(c), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the shares of Series A Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten days prior to the taking of such proposed action.

          (vii) Shares Free and Clear. All shares of Common Stock issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Corporation, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

          (viii) Other Adjustments.

               (a) If any event occurs of the type contemplated by the provisions of Section D(v) but not expressly provided for by such provisions, the Board of Directors will make appropriate adjustments to the terms and conditions of the shares of Series A Preferred Stock or the Series A Conversion Rate as may be necessary fully to carry out the adjustments contemplated by Section D(v) hereof.

               (b) The Corporation will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series A Preferred Stock against impairment.

          (ix) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate for any share pursuant to Section D hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Series A Conversion Rate at that time in effect, and
     (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Series A Preferred Stock. The Corporation shall file a like certificate among its permanent records and at all reasonable times during business hours shall permit inspection of such certificate by any holder of shares of Series A Preferred Stock requesting such inspection.

          (x) Common Stock Reserved. From and after the Stockholder Approval Date, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Series A Preferred Stock.

E.   Liquidation Preference.

          (i) Distributions to Holders of Series A Preferred Stock. In the event of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of any other capital stock of the Corporation (including, without limitation, the Common Stock), an amount (the "Series A Liquidation Amount") per share of Series A Preferred Stock equal to the sum of (A) the Series A Stated Value (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like) and (B) an amount equal to accrued but unpaid dividends (whether or not declared) on such share of Series A Preferred Stock. If, upon any such Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Liquidation Amount with respect to each such outstanding share of Series A Preferred Stock, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock pro rata per share.

          (ii) Remaining Assets Available for Distribution. Upon the completion of the distribution of the Series A Liquidation Amount with respect to each share of Series A Preferred Stock required by Section E(i) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock pro rata per share.

          (iii) Definition of "Liquidation Event". A "Liquidation Event" shall mean the occurrence of either of the following: (A) the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Change in Control Event.

          (iv) Notice of Liquidation Event. The Corporation will mail written notice of such Liquidation Event, not fewer than ten days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this Section E be regarded as a Liquidation Event.

          (v) Definition of "Change in Control Event". A "Change of Control Event" shall mean (A) the acquisition of the Corporation by another entity or person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the stockholders of the Corporation immediately prior to any such transaction or series of related transactions are holders of at least a majority of the voting securities of the surviving or acquiring entity immediately thereafter (and for purposes of this calculation equity securities that any stockholder of the Corporation owned immediately prior to such transaction or series of related transactions as a stockholder of another party to the transaction or series of related transactions shall be disregarded); or (B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

F.   Redemption.

     Shares of Series A Preferred Stock shall not be redeemable by the Corporation without the consent of the holders of such shares of Series A Preferred Stock.

G.   Miscellaneous.

          (i) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender at its principal office of any certificate representing shares of Series A Preferred Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

          (ii) Replacement. Upon receipt of evidence, and an agreement to indemnify reasonably satisfactory to the Corporation (an affidavit of the registered holder, without bond, will be satisfactory), of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

          (iii) Amendment and Waiver. No amendment, modification or waiver of any of the terms of this Certificate of Designations will be binding or effective without the prior written consent of holders of at least 75% of the shares of Series A Preferred Stock outstanding at the time such action is taken.

          (iv) Notices. All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, telefax and will be deemed to have been given when so hand delivered or mailed or confirmed as received by telefax.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, said Novitron International, Inc. has caused this Certificate of Designations to be duly executed by its Chairman of the Board and Chief Executive Officer, this 28th day of April, 2003.

                                             NOVITRON INTERNATIONAL, INC.


                                             By: /s/ Israel M. Stein
                                                 -------------------------------
                                                 Israel M. Stein
                                                 Chairman of the Board and Chief
                                                 Executive Officer